Exhibit 11.1

WERBES SASGES & COMPANY
BARRISTERS AND SOLICITORS
A Law Partnership                           1111 WEST HASTINGS STREET, SUITE 708
                                            VANCOUVER, BC, CANADA, V6E 2J3
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                                            TELEPHONE:       (604) 669-3233
                                            TELECOPIER:      (604) 689-4626
                                            E-MAIL:          werbes@axionet.com

March 16, 1999


iQ Power Technology Inc.
Suite 708-A, 1111 West Hastings Street
Vancouver, British Columbia
Canada V6E 2J3

Dear Sirs:

         Re: iQ Power Technology Inc. - Issue and Sale of Common Shares
--------------------------------------------------------------------------------

We have acted as Canadian counsel to iQ Power Technology Inc. (the "Corporation") in connection with the issue and sale by the Corporation using as its agent IPO Capital Corp. (the "Agent") of up to 5,500,000 common shares (the "Common Shares") in the capital of the Corporation.

For the purpose of this opinion,  we have  considered  such questions of law and examined such statutes, regulations, corporate documents, records and certificates, opinions and instruments and have made such other investigations as we have deemed necessary or desirable.

We have examined original or copies, certified or indemnified to our satisfaction, of the constating documents and by-laws of the Corporation, and of such corporate records of the Corporation, certificates of public officials and officers of the Corporation and of such other documents as we have deemed necessary or desirable as a basis for the opinions hereinafter expressed.

We have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof.

We are solicitors qualified to carry on the practice of law in the Province of British Columbia only and we express no opinion as to any laws, or matters governed by any laws other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based on and subject to the foregoing, it is our opinion at the date hereof that the Common Shares, when the share certificate or share certificates with respect thereto are duly countersigned by the Corporation's transfer agent and registrar and delivered to the purchasers upon receipt of payment therefor, shall be validly issued, as fully paid and non-assessable.

We hereby consent to the reference to our firm in the Prospectus forming a part of the Registration Statement filed in connection with the sale of Common Shares and to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

WERBES SASGES & COMPANY
BARRISTERS AND SOLICITORS


iQ Power Technology, Inc.
March 16, 1999
Page 2






Yours truly,

WERBES SASGES & COMPANY


/s/Kjeld Werbes
KW/nt
DELIVERED